Pricing Supplement No. 55  Dated October 16, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
Subordinated Debt Securities
(Fixed Rate Notes)

Principal Amount: $100,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP: 61688A AM0

Trade Date: October 16, 1997

Settlement Date: October 31, 1997

Maturity Date: November 15, 2012

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: $98,000,000

Interest Rate (per annum):  7.00%

Interest Payment Date(s): Semiannually on each May 15 and
November 15, commencing May 15, 1998 and continuing until
November 15, 2012 unless previously redeemed by the Company.

Record Date(s):     ( X)  May 1 and November 1 of each year.
                   (   )  Other:

Day Count Basis:       ( X)  30/360
                      (   )  Actual

Form:     ( X)   Book-Entry Note (DTC)
         (   )   Certificated Note

Redemption:
(    )  The Notes may not be redeemed prior to stated maturity.
  ( X) The Notes may not be redeemed prior to November 15, 2002. Thereafter, they may be redeemed at the option of the Issuer upon at least 10 calendar days notice, in whole but not in part, on November 15, 2002 and each May 15 and November 15 at 100% of the principal amount thereof together with accrued interest to the date fixed for redemption. Upon cancellation by the Issuer, neither party shall have further payment obligations to the other under the terms of this transaction.

Optional Redemption Date(s): See above.
Initial Redemption Date: November 15, 2002
Initial Redemption Percentage: See above.
Annual Redemption Percentage Reduction: N/A
Modified Payment Upon Acceleration: N/A
Sinking Fund:  None

Right of Payment:
(X )  Subordinated   (   )  Unsubordinated

The Notes are subordinate in right of payment to Senior
Indebtedness and, in certain circumstances relating to the bankruptcy or insolvency of the Company, to Derivative
Obligations of the Company. At September 30, 1997 the amount of indebtedness constituting Senior Indebtedness was approximately $9.4 billion and the amount of Derivative
Obligations was immaterial.

Original Issue Discount: N/A
Amount of OID: N/A
Yield to Maturity: N/A
Interest Accrual Date: N/A
Initial Accrual Period OID: N/A

Amortization Schedule: N/A

Denominations: $1,000 with $1,000 integral multiples thereafter.

Plan of Distribution:
     The Company will sell the Notes to J.P. Morgan
Securities Inc. ("JPMSI") at a price of 98.00% of the principal amount of the Notes. JPMSI, acting as the Company's agent, will in turn sell $60,000,000 aggregate principal amount of the Notes to PaineWebber Incorporated, Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith
Incorporated and Prudential Securities Incorporated at a price of 98.00% of the principal amount of the Notes.

     The Company has agreed to indemnify JPMSI, PaineWebber Incorporated, Smith Barney Inc., Merrill
Lynch, Pierce, Fenner & Smith Incorporated and Prudential
Securities Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH
ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS
SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS
SUPPLEMENT OR THE PROSPECTUS.